EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES SUMMARIZES SPECIAL CHARGES AND

GAINS FOR THE FOURTH QUARTER AND FULL YEAR 2007

Announces pre-tax results tomorrow

HOUSTON, Jan. 16, 2008 -- Continental Airlines (NYSE:CAL) will conduct a quarterly telephone briefing to discuss the fourth-quarter and full-year 2007 pre-tax results and the company's financial and operating outlook with the financial community and news media on Jan. 17, 2008, at 9:30 a.m. CT/ 10:30 a.m. ET.

The company will record a special non-cash tax charge in the fourth quarter (described below), but has not finalized the amount given the technical nature of the issue. As a result, in its release tomorrow Continental will be presenting pre-tax results. By mid-February, Continental will finalize the computation of the special non-cash tax charge, and will report its net results in the company's Form 10-K.

Special non-cash tax charge. Continental will record a special non-cash tax charge in the fourth quarter to increase its tax valuation allowance, which acts as a reserve against the company's deferred tax assets, in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

Congress enacted, and the president signed into law on Dec. 13, 2007, a change in the retirement age for pilots from age 60 to 65. Continental has, for actuarial purposes, made the assumption that the majority of the company's pilots will work beyond age 60 and will not begin receiving their pension payments (or lump-sum distribution) at the previously assumed age 60. When combined with a year-over-year increase in the discount rate used by the company's actuaries for the company's pension plans, Continental recorded a decrease in the company's pension liabilities as of Dec. 31, 2007. This decrease in liabilities is recorded through accumulated other comprehensive income, along with resulting decreases in the associated deferred tax assets and related tax valuation allowance. However, the adjustment to the tax valuation allowance will result in that allowance being insufficient for the company to be fully reserved for certain net operating loss carryforwards (NOLs), expiring in 2008 through 2010, which might not be fully realized prior to their expiration. The company has approximately $3.2 billion of additional NOLs, which expire between the years 2020 and 2025, available for use to offset future cash income taxes. Upon the completion of the company's analysis of the expected utilization of its NOLs and other components of its income tax position, the company expects to record a special non-cash tax charge of between $70 million and $140 million to increase its valuation allowance.

Other special gains (charges) for the three months ended Dec. 31, 2007, and for full-year 2007, are as follows (in millions):

	Three Months Ended Dec. 31, 2007	Year Ended Dec. 31, 2007
Gain on sales of aircraft and aircraft related charges	$28	$22
Pension plan settlement charges	(7)	(31)
Pilot long term disability charge	(4)	(4)
Subtotal operating special gains (charges)	$17	$(13)

Gain on sale of ARINC	$30	$30
Gain on sale of XJT Holdings	-	7
Subtotal non-operating gains	$30	$37
Total	$47	$24

Gain on sales of aircraft and aircraft related charges. During the third quarter of 2007, Continental entered into agreements to sell 15 owned Boeing 737-500 aircraft. In the fourth quarter, Continental entered into an agreement to terminate the leases and arranged for the sale of five leased Boeing 737-500 aircraft. Continental delivered three of the owned aircraft in the fourth quarter, resulting in gains of $28 million. The remaining 17 aircraft are scheduled for delivery to the purchasers by the end of 2008. Combining the fourth quarter gain with a $6 million aircraft related charge in the first quarter resulted in a full year net gain of $22 million.

Pension plan settlement charges. The pension plan settlement charges relate to lump-sum distributions from Continental's pilot-only frozen defined benefit plan. Statement of Financial Accounting Standards No. 88, "Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," requires the use of settlement accounting if, for a given year, lump sum distributions exceed the total of the service cost and interest cost components of current year's pension expense for the plan. Under settlement accounting, unrecognized plan gains or losses must be recognized in the current period in proportion to the percentage reduction of the plan's projected benefit obligation from these lump sum distributions. Continental recognized $7 million and $31 million of unrecognized plan losses for the fourth quarter and full year 2007, respectively.

Pilot long term disability charge. As a result of the change in retirement age for pilots from age 60 to 65 (as described for the special non-cash tax charge above), the company recorded an additional $4 million liability for the long-term disability plan for its pilots.

Gain on sale of ARINC. As previously announced, Continental sold all of its common stock of ARINC Incorporated ("ARINC") to an affiliate of The Carlyle Group, a global private equity firm, for cash proceeds of $30 million. ARINC develops and operates communications and information processing systems and provides systems engineering and other services to the aviation industry and other industries. The carrying value of the company's investment in ARINC was zero, resulting in a gain of $30 million.

Corporate Background

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 2,900 daily departures throughout the Americas, Europe and Asia, serving 144 domestic and 139 international destinations. More than 500 additional points are served via SkyTeam alliance airlines. With more than 45,000 employees, Continental has hubs serving New York, Houston,

Cleveland and Guam, and together with Continental Express, carries approximately 69 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For more company information, visit continental.com.

This press release contains a forward-looking statement identifying the expected range of a special non-cash tax charge the company will record in the fourth quarter 2007. Due to the highly technical nature of tax accounting, the actual special non-cash tax charge ultimately recorded by the company may fall outside the expected range.

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